10.10.(d)
SUBLEASE AGREEMENT
     This Sublease Agreement (“Lease”) is made as of the 26th day of June, 1996 by and between GREENVILLE RIVERBOAT, LLC, a Mississippi limited liability company (“Lessor”), and SARGASSO CORPORATION, a Kentucky corporation (“Lessee”).
     1. Premises. (a) Lessor has a leasehold estate in the property described on Exhibit A (the “Entire Property”) as the assignee of the lessee’s interest in the Amended and Restated Lease Agreement dated January 20, 1995 (the “Master Lease”) between Greenville Marine Corporation (“Master Lessor”) and Rainbow Entertainment, Inc. (“Rainbow”). Rainbow assigned its interest in the Master Lease to Lessor by an Assignment and Assumption of Lease Agreement dated October 24, 1995. Lessor is leasing the Entire Property for the purpose of developing and operating a gaming and casino riverboat or barge facility (the “Casino”).
     (b) Lessor hereby subleases to Lessee, and Lessee hereby subleases from Lessor, that portion of the Entire Property described in Exhibit B hereto including all improvements now or hereafter existing thereon (the “Premises”).
     (c) Upon the request of either party, Lessor and Lessee will use their best efforts to cause the Entire Property to be subdivided between the Premises and the remainder of the Entire Property (the “Remainder Parcel”), and to obtain Master Lessor’s cooperation in such subdivision.
     (d) Lessor also irrevocably grants to Lessee the unrestricted right to adequate unobstructed means of ingress and egress, for pedestrian and vehicular access for all purposes incident to Lessee’s use of the Premises, over and across (i) the Remainder Parcel, (ii) all roads, entrances and other means of access to the Remainder Parcel from the publicly dedicated right of way (the “Access Routes”), and (iii) any parking facilities of Lessor located adjacent to the Remainder Parcel (the “Adjacent Facilities”). Lessor reserves the right to adequate unobstructed means of ingress and egress for pedestrian access over and across a right of way through the Premises designated by Lessee for the purpose of access to any support structures, moorings, bridges, or other means of access to the Casino. Lessee shall have the right to adopt rules and regulations concerning the rights of Lessor and its customers, employees, suppliers and other invitees to have access to such designated right of way through the Premises. In addition, Lessor irrevocably grants to Lessee and its customers, employees, suppliers, and other invitees the right to use all parking facilities located anywhere on the Remainder Parcel or the Adjacent Facilities in common with and on the same basis as Lessor and its customers, employees, suppliers, and other invitees and the unrestricted right of ingress and egress to and from such parking facilities. Further,

Lessee agrees that in no event will Lessor reduce the number of parking spaces on the Remainder Parcel to fewer than 150, which shall be adjacent to the Premises.
     2. Term. (a) The initial term of this Lease shall commence when the restaurant to be located in the Improvements opens for business and shall expire on June 30, 1999. Lessee may renew this Lease for nine (9) additional periods of five (5) years each by giving Lessor written notice of renewal at least six (6) months prior to expiration of the initial or any renewal term.
     (b) Notwithstanding anything in Section 2(a) to the contrary, if the Master Lease is terminated for any reason, Lessee may, at its option, terminate this Lease by giving written notice of such termination to Lessor. In order to exercise such option, Lessee must give written notice of termination within sixty (60) days after the date Lessee receives written notice of the termination of the Master Lease. If the Master Lease is terminated for any reason and if Lessee does not terminate this Lease, pursuant to the Master Lease the Master Lessor has agreed not to disturb, terminate, or alter in any manner the tenancy of the Lessee hereunder, so long as Lessee attorns to Master Lessor. Upon Lessee agreeing to such attornment, Lessee’s tenancy shall not be disturbed so long as no Event of Default exists under this Lease.
     3. Rental. (a) Lessee covenants and agrees to pay to Lessor as rent (“Rent”) for the Premises an amount equal to Three Thousand Dollars ($3,000) per month. Rent shall be payable in advance without prior demand in equal monthly installments on the first day of each month during the term of this Lease. Rent shall be payable in U.S. dollars only and shall be deemed paid when received by the Lessor. The Lessee shall not be liable for any Rent prior to the commencement date of the Lease.
     (b) If the Master Lease is terminated for any reason, and if Lessee does not terminate this Lease under Section 2(b) above, the Rent payable hereunder after such termination shall be $3,000 per month, increased annually by a percentage equal to the increase, if any, in the Consumer Price Index, All Urban Consumers, from January 20, 1995.
     4. Construction of Improvements. The Lessee may, at its own expense, construct improvements on the Premises consistent with Section 5 below (the “Improvements”). Lessor irrevocably grants to Lessee the unrestricted right to adequate unobstructed means of ingress and egress over and across the Remainder Parcel and the Access Routes for purposes of such construction, including for storage of construction materials. Upon expiration or termination of this Lease, all Improvements (including site improvements, buildings, and non-trade fixtures), shall remain with the Premises and become the property of the Lessor except equipment, furniture and furnishings, trade fixtures (to the extent Lessee desires remove such items), all of which shall remain the property of Lessee and may be removed by Lessee. Lessee may at any time remove from the Premises any alteration, improvement, change or addition, including fixtures, if such removal may be made without damage to the structure or to the Premises.
     5. Use. The Premises may be used by the Lessee for the operation of a motel, hotel, restaurant, bar, business office, entertainment facilities for the performing arts, or other related facilities; provided, that the Premises will not be utilized in any way for gaming purposes or operations except that which is operated by Lessor on the Remainder Parcel. Any motel or hotel shall be constructed and maintained as a quality facility similar to hotels and motels operated under nationally known franchises which charge the same rates as Lessee. Any restaurant or bar shall be constructed and maintained as a quality facility.
     6. Taxes. (a) Lessee shall be liable during the term of this Lease for all real estate taxes, assessments (whether general, special, ordinary or extraordinary) and license fees imposed on the Premises and all improvements thereon (collectively the “Taxes”). In the event the Premises are not subject to a separate tax bill, the Lessor shall equitably apportion the Taxes payable for the Premises and the Remainder Parcel, as follows: Taxes on unimproved land will be apportioned per acre; Taxes on Improvements located on the Premises shall be apportioned to the Lessee; and all other Improvements on or associated with the Entire Property shall be apportioned to Lessor.
          (b) If the Premises are not subject to a separate tax bill, taxes shall be paid by the Lessee within ten (10) days after demand for such payment is made to Lessee by Lessor accompanied with appropriate evidence of the Taxes.
          (c) Upon request by Lessee, Lessor shall execute any documents and take any actions necessary to contest, negotiate or appeal any Taxes that Lessee believes are unreasonable or inappropriate. Lessee shall pay all expenses and costs arising from such contest, negotiation or appeal, including any costs incurred by Lessor; provided Lessor shall not voluntarily incur any such costs without first receiving Lessee’s written approval.
          (d) In no event shall Lessee be liable for any penalty or interest charged in connection with the Taxes if such penalties or interest arise from an act or omission of Lessor.
     7. Insurance. (a) Lessee, at its expense, agrees to provide at all times during the term of this Lease, public liability and personal property damage insurance in commercially reasonable amounts, naming the Lessor and any mortgage-holder on the Premises as an additional insured. Lessee further covenants and agrees, at its expense, to maintain at all times all legally required workmen’s compensation insurance covering all persons employed by Lessee in or about the Premises.
          (b) During the term of this Lease, Lessee shall maintain fire and extended coverage insurance policies, insuring the Improvements in commercially reasonable amounts. Lessor shall be named as an additional insured on such policies.
          (c) A certificate evidencing the issuance of the policy or policies required hereunder shall be delivered to Lessor from time to time upon Lessor’s request. All such insurance shall contain an agreement by the insurance company that the policy or policies will not be cancelled, or coverage changed, without ten days prior written notice to Lessor.
     8. Waiver and Indemnity. (a) Lessee waives all claims against Lessor that are covered by insurance for damage to any property or injury to, or death of, any person in, upon or on the Premises arising during the term of this Lease and from any cause other than by reason of the gross negligence or willful misconduct of Lessor, its agents, employees, representatives or contractors to the extent that such waiver does not adversely affect Lessee’s liability and property damage insurance coverage. Lessee shall hold Lessor harmless from any claims for damage to any property or injury to, or death of, any person arising from the negligence or willful misconduct of Lessee. The provisions of this paragraph shall survive the end of the term of this Lease with respect to any damage, injury or death occurring before the end of the term. If Lessor is made a party to any litigation commenced by or against Lessee or relating to this Lease or the Premises, and provided that in such litigation Lessor is not finally adjudicated to be at fault, then Lessee shall pay all costs and expenses, including attorneys’ fees and court costs, incurred by or imposed upon Lessor because of any such litigation and the amount of all such costs and expenses, including attorneys’ fees and court costs, shall be a demand obligation owing to the Lessor by the Lessee.
          (b) Lessor waives all claims against Lessee that are covered by insurance for damage to any property or injury to, or death of, any person in, upon or on the Premises arising during the term of this Lease and from any cause other than solely by reason of the gross negligence or willful misconduct of Lessee, its agents, employees, representatives or contractors to the extent that such waiver does not adversely affect Lessor’s liability and property damage insurance coverage. Lessor shall hold Lessee harmless from any claims for damage to any property or injury to, or death of, any person arising from the negligence or willful misconduct of Lessor, its agents, employees, representatives or contractors. The provisions of this paragraph shall survive the end of the term of this Lease with respect to any damage, injury or death occurring before the end of the term. If Lessee is made a party to any litigation commenced by or against Lessor or relating to this Lease or the Premises, and provided that in such litigation Lessee is not finally adjudicated to be at fault, then Lessor shall pay all costs and expenses, including attorneys’ fees and court costs, incurred by or imposed upon Lessee because of any such litigation and the amount of all such costs and expenses, including attorneys’ fees and court costs, shall be a demand obligation owing to the Lessee by the Lessor.
     9. Repairs, Alterations and Maintenance. The Lessee shall at its own expense, make any repairs, alterations and replacements that Lessee deems necessary to keep the Premises and the Improvements in good condition, excepting ordinary wear and tear. Such repairs, replacements and alterations may be made by Lessee without the consent of Lessor required Except as provided herein, Lessor shall not be required to furnish any services or facilities or to make any repairs, alterations, or replacements in or to the Improvements. Lessor, at its expense, shall be solely responsible for maintaining all aspects of the Remainder Parcel, the Access Routes, and the Adjacent Facilities, including without limitation resurfacing, restriping, snow removal, landscaping, trimming of grass and other plants, general ongoing maintenance and extraordinary maintenance.
     10. Utilities. Lessor shall be responsible for bringing to the Premises all necessary utility facilities, including without limitation sewers, gas lines and electrical lines. Lessee shall be responsible for connecting such lines to the Improvements. Lessee shall pay for all water charges, sewer charges, sewer tax, gas, electricity, fuel and like utilities used or consumed on the Premises, including the operation of the heating, air conditioning and sprinkler systems.
     11. Damage and Destruction. (a) If the Improvements are damaged or destroyed by any cause whatsoever during the term of this Lease, the Lessee shall with reasonable promptness repair or replace the same to the extent of any insurance proceeds covering the loss; provided, however, that if such insurance proceeds are more than sufficient to pay the cost of such rebuilding, the Lessee shall be entitled to retain the surplus. If the insurance proceeds covering any loss to the Improvements are not sufficient to repair or replace the damage that caused the loss or if the Improvements are damaged to the extent that they cannot be replaced or repaired within six months using ordinary and reasonable efforts, and the damage was not caused by the negligence of Lessee, Lessee may terminate this Lease, all of the rights and obligations of the Lessee and Lessor contained herein shall cease as of such termination and Lessee may retain the insurance proceeds covering such loss.
          (b) Lessee shall be entitled to an equitable abatement of Rent for the period during which the Improvements or any portion thereof are unusable due to damage or destruction not directly caused by Lessee.

     12. Condemnation. (a) If the whole or any part of the Premises shall be taken under the power of eminent domain, this Lease shall terminate as to the part so taken on the date the Lessee is required to yield possession thereof to the condemning authority. If the aforementioned taking renders the remainder of the Premises unsuitable for the Lessee’s use, either party may terminate this Lease as of the date Lessee is required to yield possession by giving notice to that effect within thirty (30 days after possession is yielded. After such notice is given pursuant hereto, this Lease and the rights and obligations of the parties hereunder shall cease as of the date possession is yielded and the Rent shall be adjusted as of such date.
          (b) Lessee shall be entitled to seek an award for the loss of its interest in the condemned Premises, and if an award is made solely to the Lessor, Lessee shall be entitled to such portion of the award as is equal to the fair market value of the Improvements and the value of the loss of Lessee’s business.
     13. Assignment and Subletting. Lessee may sublet or assign all or a portion of the Premises by giving written notice thereof to the Lessor.
     14. Encumbrances of Lessee’s Leasehold Interest. (a) On one or more occasions without Lessor’s consent, Lessee may mortgage, grant a deed of trust or otherwise encumber Lessee’s leasehold estate in the Premises under one or more leasehold mortgages or deeds of trust and assign this Lease as security; provided that the proceeds of the initial mortgage granted by Lessee with respect to the Premises must be used exclusively to pay or reimburse Lessee for the cost of Improvements. The proceeds from any refinancing of such mortgages may be used by Lessee for any purpose. For purposes of this Section 14, the term “mortgages” includes deeds of trust, and the term “leasehold mortgagee” shall mean the beneficiary of a deed of trust or mortgage with respect to this Lease.
          (b) If Lessee mortgages its leasehold estate in the Premises, Lessee shall give Lessor and the Master Lessor notice of such mortgage within thirty (30) days after the mortgage is executed and such notice shall include the name and address of the mortgagee. Lessor, and Master Lessor as required by the Master Lease, shall promptly upon notice of the communication purporting to constitute the notice acknowledge by an instrument in recordable form receipt of such communication as constituting the notice required herein.

          (c) Lessor upon providing Lessee with any notice of default under this Lease, termination of this Lease or matter on which Lessor may predicate or claim a default shall at the same time provide copies of such notice to every leasehold mortgagee of which Lessor has been given written notice. No such notice shall have been deemed to be duly given unless a copy thereof has been provided to every leasehold mortgagee of which Lessor has been given written notice. After such notice has been given to a leasehold mortgagee, such leasehold mortgagee shall have the same period after receiving such notice for remedying any default or causing the same to be remedied as is given Lessee under this Lease.
          (d) Any provision contained in this Lease to the contrary notwithstanding, if any default shall occur which entitles Lessor to terminate this Lease, Lessor shall have no right to terminate this Lease unless following the expiration of the period of time given Lessee to cure such default Lessor shall notify every leasehold mortgagee of Lessor’s intent to so terminate at least thirty (30) days in advance of the proposed effective date of such termination if such default is capable of being cured by the payment of money and at least forty-five (45) days in advance of the proposed effective date of termination if such default is not capable of being cured by payment of money. The provisions of Subsection 14(d) below shall apply if during such thirty or forty-five day termination notice period any leasehold mortgagee shall (1) notify Lessor of such leasehold mortgagee’s desire that the Lease not terminate; (2) pay or cause to be paid all Rent or other payments then due or in arrears as specified in the termination notice to such leasehold mortgagee and which may become due during the thirty or forty-five day period; and (3) comply or in good faith, with reasonable diligence and continuity, commence to comply with all nonmonetary requirements of this Lease when in default and reasonably susceptible of being complied with by such leasehold mortgagee, provided however, that such leasehold mortgagee shall not be required to cure or commence to cure any default consisting of Lessee’s failure to satisfy and discharge any lien, charge or encumbrance against the Lessee’s interest in this Lease or the Premises junior in priority to the lien of the mortgage held by such leasehold mortgagee.
          (e) If Lessor shall terminate this Lease by reason of any default of Lessee, and the leasehold mortgagee shall proceed in the manner provided for by Subsection 14(d) the specified date of termination of the Lease as fixed by Lessor in its termination notice shall be extended for a period of six (6) months provided that such leasehold mortgagee shall, during such six (6) month period: (1) pay or cause to be paid the Rent and other monetary obligations attendant under this Lease (including without limitation the payment of premiums for the insurance required under Section 7 above) as the same become due and continue its good faith efforts to perform all of Lessee’s obligations under this Lease excepting (A) obligations of Lessee to satisfy or otherwise discharge any lien, charge or encumbrance against Lessee’s interest in this Lease or the Premises junior in priority to the lien on the mortgage held by leasehold mortgagee and (B) nonmonetary obligations then in default and not reasonably susceptible to being cured by leasehold mortgagee, and (2) if not enjoined or stayed, take steps to acquire or sell Lessee’s interest in this Lease by foreclosure of the leasehold mortgage or other appropriate means and prosecute the same to completion with due diligence.
          (f) If at the end of such six (6) month period such leasehold mortgagee is complying with Subsection 14(e) this Lease shall not then terminate and the term for completion of such leasehold mortgagee of its proceedings to foreclose its mortgage shall continue as long as such leasehold mortgagee is enjoined or stayed from foreclosing and thereafter so long as such leasehold mortgagee proceeds to complete steps to acquire or sell Lessee’s interest in this Lease by foreclosure of the leasehold mortgage or upon other appropriate means by reasonable diligence and continuity. Nothing in this subsection however shall be construed to extend this Lease beyond the original term thereof as extended by a renewal option properly exercised by Lessee or leasehold mortgagee nor to require leasehold mortgagee to continue such foreclosure proceedings after the default has been cured. If the default shall be cured and the leasehold mortgagee shall discontinue foreclosure proceedings, this Lease shall continue in full force and effect as if Lessee had not defaulted under the Lease.
          (g) If the leasehold mortgagee is complying with Subsection 14(e) upon the acquisition of Lessee’s estate herein by such leasehold mortgagee or its designee or any purchaser at a foreclosure sale or otherwise this Lease shall continue in full force and effect as if Lessee had not defaulted under this Lease.
          (h) For purposes of this Lease the making of a leasehold mortgage shall not be deemed to constitute an assignment or transfer of this Lease nor shall any leasehold mortgagee, as such, be deemed to be an assignee or transferee of this Lease. Furthermore, the making of a leasehold mortgage shall not be deemed to require such leasehold mortgagee, as such, to assume the performance of any of the terms, covenants or conditions on the part of the Lessee to be performed hereunder, but the purchaser at any sale of this Lease in any proceedings for the foreclosure of any leasehold mortgage or the assignee or transferee of this Lease under any instrument of assignment or transfer in lieu of foreclosure of any leasehold mortgage shall be deemed to be an assignee or transferee and shall be deemed to have agreed to perform all the terms, covenants and conditions on the part of the Lessee to be performed hereunder from and after the date of such purchase and assignment but only so long as such purchaser or assignee is the owner of the leasehold estate.

          (i) Any leasehold mortgagee or other acquirer of the leasehold estate of Lessee pursuant to foreclosure, assignment in lieu of foreclosure or other proceedings may, upon acquiring Lessee’s leasehold estate, without further consent of Lessor, sell and assign the leasehold estate on such terms and to such persons and organizations as are acceptable to such mortgagee or acquirer and thereafter be relieved of all obligations under this Lease; provided that such assignee delivers to Lessor its written agreement to be bound by all the provisions of this Lease and such assignee has a “Net Worth” equal to or in excess of Lessee’s as of the date that Lessor commences gaming operations on the Entire Property increased by a percentage equal to the increase, if any, in the Consumer Price Index, All Urban Consumers, for the period between the date hereof and the date of the proposed transfer. The term “Net Worth” shall mean the excess of assets over liabilities as shown on an entity’s balance sheet prepared in accordance with sound accounting principles.
          (j) Notwithstanding any other provision of this Lease, any sale of this Lease in any proceeding for the foreclosure or any leasehold mortgage or assignment or transfer of this Lease in lieu of foreclosure of any leasehold mortgage shall be deemed to be a permitted transfer or assignment of this Lease and Lessor hereby consents to such assignment and transfer. Lessor agrees to execute such additional documents, agreements and instruments as may reasonably be required to encourage or facilitate a leasehold mortgage.
          (k) In addition to Lessor’s other obligations hereunder, Lessor will agree to subordinate its interest in the Premises to assist Lessee in obtaining financing involving the Premises.
     15. Default. Any one or more of the following events shall constitute an “Event of Default”:
          (a) The failure of Lessee to make any payment of rent when due if such failure is not cured within ten (10) days after Lessor gives Lessee written notice of such failure.
          (b) A vacation or abandonment of the Premises. Vacation or abandonment of the Premises shall include the failure to occupy the Premises for a continuous period of sixty (60) days or more whether or not Rent is paid.
          (c) The breach by Lessee of any of the covenants, conditions or provisions of this Lease when such breach shall continue for a period of thirty (30) days after written notice thereof from Lessor to Lessee; provided however, that if the nature of the Lessee’s noncompliance is such that more than thirty (30) days are reasonably required for its cure then Lessee shall not be deemed to be in default if Lessee commences such cure within said thirty (30) day period and thereafter diligently pursues such cure to completion.

          (d) The making by Lessee of any general arrangement or general assignment for the benefit of creditor, Lessee becoming a debtor as defined in 11 U.S.C. Section 101 or any successor statute thereto (unless, in the case of a petition filed against Lessee, the same is dismissed within sixty (60) days), or the appointment of a trustee or receiver to take possession of substantially all of Lessee’s assets located at the Premises when such is not discharged within thirty (30) days.
     16. Remedies. Upon any Event of Default, Lessor may at any time thereafter with thirty (30) days prior written notice:
          (a) Terminate Lessee’s right to possession of the Premises in which case this Lease and the term hereof shall terminate and Lessee shall immediately surrender possession of the Premises to Lessor. In such event Lessor shall be entitled to recover from Lessee all damages incurred by Lessor by reason of Lessee’s default including but not limited to the cost of recovering possession of the Premises and expenses of reletting including necessary renovation and alteration of the Premises.
          (b) Perform on behalf and at the expense of Lessee any obligation that Lessee under the Lease has failed to perform and for which Lessor shall have given Lessee notice, the cost of which performance by Lessor, together with interest thereon at the rate of ten percent (10%) from the date of such expenditure shall be deemed additional rent and shall be payable by Lessee to Lessor on demand.
     17. Notice. Any request, demand or approval given or required to be given under this Lease shall be made in writing and shall be deemed given as follows:

If to Lessor:	Greenville Riverboat, LLC
207 Grandview Drive
Ft. Mitchell, Kentucky 41017

If to Lessee:	Sargasso Corporation
207 Grandview Drive
Ft. Mitchell, Kentucky 41017
     18. Memorandum. The parties hereby agree that upon the request of either party, each will execute, acknowledge and deliver a short form or memorandum of this Lease in recordable form.
     19. Successors and Assigns. This Lease and the covenants and conditions herein contained shall inure to the benefit of and be binding upon Lessor, its successors and assigns, and shall inure to the benefit of and be binding upon Lessee, its successors and assigns.
     20. Severability. If any term or provision or any portion thereof of this Lease or the application thereof to any person or circumstances shall to any extent be invalid or unenforceable, the remainder of this Lease or the application of such term or provision to different persons or circumstances shall not be affected thereby, and each term and provision of this Lease shall be valid and enforceable to the fullest extent permitted by law.
     21. Construction. This Lease and the rights and obligations of the parties hereunder shall be construed in accordance with the laws of the State of Mississippi.
     22. Net Lease. The parties intend for this Lease to be a net lease and unless otherwise expressly provided herein, all expenses in connection with the Premises shall be paid by Lessee.
     23. Waiver. Any waiver or extension of any right by either party on any one occasion shall not constitute a waiver or extension in any future event.
     24. Holdover. If Lessee holds over possession of the Premises for any period, the Rent shall be the same per month during the holdover term as the rent for the last month of the term increased by a percentage equal to the percentage increase, if any, in the Consumer Price Index, All Urban Consumers, during the period since this Lease was commenced or renewed.
     25. Lessor’s Access. Lessor shall have the right, upon forty-eight (48) hours prior notice, to inspect the Premises, provided that so long as Lessee is not in default, such inspections shall not be made more often than once per month.
     26. Quiet Enjoyment. Lessor covenants and agrees that Lessee shall have the quiet and peaceable possession and enjoyment of the Premises during the term of this Lease as against the lawful acts of third persons and as against the acts of all parties claiming title to or a right to the possession of the Premises, so long as Lessee pays the rents and other charges hereunder and observes and performs all of the other terms, covenants, and conditions of this Lease. Except as specifically provided in this Lease, Lessor shall have no interest in the Premises, the Improvements, or any revenues or profits therefrom.

LESSOR: GREENVILLE RIVERBOAT, LLC
By:	/s/ William C. Beegle
William C. Beegle,
Vice President

LESSEE: SARGASSO CORPORATION
By:	/s/ Theodore R. Mitchel
Theodore R. Mitchel,
Secretary/Treasurer

STATE OF KENTUCKY	) )	SS:
COUNTY OF KENTON	)
     The foregoing instrument was acknowledged before me this 1st day of July, 1996 by William C. Beegle, Vice President of GREENVILLE RIVERBOAT, LLC, a Mississippi Limited Liability Company, on behalf of the company.

/s/ Illegible
Notary Public

My Commission Expires Oct. 24, 1998

STATE OF KENTUCKY	) )	SS:
COUNTY OF KENTON	)
     The foregoing instrument was acknowledged before me this 1st day of July, 1996 by Theodore R. Mitchel, Secretary/Treasurer of SARGASSO CORPORATION, a Kentucky Corporation, on behalf of the corporation.

/s/ Illegible
Notary Public

My Commission Expires Oct. 24, 1998

This instrument prepared by:
Andrew R. Berger, Esq.
Katz, Teller, Brant & Hild
2400 Chemed Center
255 East Fifth Street
Cincinnati, Ohio 45202-4724
(513) 721-4532

EXHIBIT A
346 S. GAMWYN DRIVE, P.O. BOX
GREENVILLE, MISSISSIPPI 38701
(601) 332-1655
DESCRIPTION:
Commencing at Station 213 + 65.16 of the Bank Protection Work Base line; thence South 42 degrees 06 minutes 10 seconds Fast 15.26 feet to an iron pipe and the Point of Beginning of the tract herein described; thence South 33 degrees 06 minutes 34 seconds West 434.39 feet; thence South 44 degrees 27 minutes 49 seconds West 143.39 feet to an iron pipe; thence South 58 degrees 28 minutes 46 seconds West 26.29 feet to an iron pipe; thence North 42 degrees 06 minutes 10 seconds West 126.60 feet to an iron pipe on the high bank of Lake Ferquson; thence continuing North 42 degrees 06 minutes 10 seconds West 147 feet to the mean low water mark of Lake Ferguson; thence meandering said low water mark the following three calls: North 26 degrees 57 minutes 24 seconds East 630.66 feet; North 33 degrees 06 minutes 34 seconds East 60.00 feet; North 37 degrees 34 minutes East 187.63 feet; thence South 42 degrees 06 minutes 10 seconds East 147 feet to an iron pipe on the high bank of Lake Ferguson; thence continuing South 42 degrees 06 minutes 10 seconds East 222.30 feet; thence South 33 degrees 06 minutes 34 seconds West 250.90 feet to the Point of Beginning, and being located in Section 4, Township 18 North Range 8 West, Washington County, Mississippi.
I certify that 1 have made a survey of the lands shown hereon, and that the same is true and correct to the best of my knowledge and belief.

/s/ G. F. Alexander, Jr. G. F. Alexander, Jr., P.E., P.L.S. February 10, 1995
NOTE.
CROSS-MATCHED AREA
REPRESENTS THE
“YERGER PORTION”

EXHIBIT B

LAKE ROAD
STA. 15+48.42
℄ ENTRANCE
STA. 13+03.49
℄ ENTRANCE
STA. 11+27.00
℄ ENTRANCE
BASELINE
END CURB
207.00'
216.00'
198.00'
181.38'
125.00'
N 30°08'34" E
END OF WALK FLUSH W/PAVT.
CONCRETE RETAINING WALL
CONCRETE RETAINING WALL
120.70'
ENTRY FEATURE
873.86'
PEDESTRIAN BRIDGE
SERVICE BRIDGE
PEDESTRIAN BRIDGE
MOORING BARGE
LAKE
FERGUSON

207 GRANDVIEW DRIVE
FT. MITCHELL, KY 41017-2799
(606) 331-0091
FAX (606) 331-6383
December 15, 1998
Mr. William J. Yung, President
Greenville Riverboat, LLC
207 Grandview Drive
Ft. Mitchell, KY 41017
Re: Sublease Agreement dated June 26, 1996
Dear Mr. Yung:
Please accept this letter as our notice of our intent to renew the lease which was scheduled to mature on June 30, 1999 for an additional five years through June 30, 2004, as provided in paragraph 2 of the above referenced lease agreement.
Please sign below as acknowledgement of this lease extension.
Sincerely,

/s/ Theodore R. Mitchel Theodore R. Mitchel Secretary/Treasurer

Acknowledged for Greenville Riverboat, LLC

By:	/s/ William J. Yung

William J. Yung President
Dated:	12/15/98